The United Illuminating Company
157 Church Street
P.O. Box 1564
New Haven, CT 06506-0901
203.499.2812 Fax: 203.499.3626
NEWS RELEASE
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June 10, 2005          Analyst Contact:    Susan Allen                203-499-2409
               Media Contact:     Anita Steeves             203-499-2901
       After Hours                203-499-2812

UI Notifies DPUC of Intent to Request Rate Increase

(NYSE:UIL) Today, The United Illuminating Company (UI or the Company) filed a letter of intent with the state Department of Public Utility Control (DPUC), officially notifying the regulatory agency that UI will request an increase to its distribution rate and an associated change to the competitive transition assessment rate. If approved by the DPUC, the increase would raise the bill of a residential household using 500 kilowatt-hours per month by approximately $4 per month in 2006, subject to final rate design.

“Our request to increase UI’s distribution rate is a necessary action. We are making this request - our first request to increase the distribution rate in over ten years - to improve our financial integrity; to enable us to prepare for the expected retirements of many of the Company’s highly skilled workers; to enable us to plan for the replacement of UI’s aging electric distribution infrastructure; and to cover operating cost increases,” said Anthony J. Vallillo, president and chief operating officer of UI.

UI will file a four-year plan for the provision of electric delivery services. The application will propose amended rate schedules for each of the four years, which are designed to produce additional revenues of approximately $37 million in 2006, $12 million in 2007 (compared to 2006), $14 million in 2008 (compared to 2007), and $7 million in 2009 (compared to 2008). These additional revenues represent an approximate increase of 5.1% in 2006 over the revenues that would be expected under current rate schedules on a total bill basis. For the years 2007, 2008 and 2009, the additional revenues represent approximate increases of 1.6%, 1.9% and 0.9% over the previous year’s revenues. Through 2009, the rate request would increase total revenue by approximately 9.3% over revenues expected under current rate schedules. Further information regarding the percentage calculations is included in the Company’s letter of intent.

“From the years 1994 to 2004, UI and its customers have been through the electric industry restructuring process, which has affected both the way UI does business and the costs incurred by the Company. We recognize that our customers’ bills have increased over the past two years as a result of the increased cost of wholesale power, as well as increases in special charges mandated by the federal government to address energy congestion issues. However, including these increased costs, the total average

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price per kilowatt-hour for UI’s customers actually decreased 0.4% between 1994 and 2004, while the Consumer Price Index increased 27% during that same time period,”commented Vallillo. “As we look to the future, these mandated costs may still cause rates to fluctuate, but UI will continue to manage these expenses while continuing to provide quality services to our customers.”

UI’s notification letter is a procedural step. UI will file the extensive required supporting information and documentation after July 10, 2005 to support the rate increase application.

The United Illuminating Company (UI) is a New Haven-based regional distribution utility established in 1899. UI is engaged in the purchase, transmission, distribution and sale of electricity and related services to more than 320,000 residential, commercial and industrial customers in the Greater New Haven and Bridgeport areas. UI’s World Wide Web address is http://www.uinet.com/. UI’s parent company, UIL Holdings Corporation, is traded on the New York Stock Exchange under the symbol UIL.

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